Exhibit 99.1

NEXGEL Reports First Quarter 2022 Financial Results

First quarter 2022 revenue increased 48% YoY to $396 Thousand

Company launched two new consumer OTC products using its HYDROGEL Technology: The MEDAGEL ClearComfort Hydrogel Patch and The MEDAGEL Bug Bite Relief Patch

LANGHORNE, Pa. – May 12, 2022 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced its financial results for the first quarter ended March 31, 2022.

Adam Levy, NEXGEL Chief Executive Officer, commented, “We are pleased with our financial results for the quarter. We have remained focused on our growth strategy within each of our core business segments - branded products, contract manufacturing, and medical devices. Our consumer segment had a strong start to the year with the launch of two new OTC products, The MEDAGEL ClearComfort Hydrogel Patch and The MEDAGEL Bug Bite Relief Patch. MEDAGEL now has 10 SKUs available on Amazon, and the products continue to be a steady contributor to our revenue growth. In our contract manufacturing segment, we are making progress on growing the business through our new offering that allows OTC brands to leverage our hydrogel products for line extensions for their products. We are making progress with this strategy and are focused on expanding the business. Lastly, we remain committed our medical device segment and continue to make advancements on our first product, NEXDrape, which is in the research and development phase. We expect our revenue growth year-over-year trend to continue for the foreseeable future.”

First Quarter 2022 Financial Highlights

Revenue for the three months ended March 31, 2022, was $396 thousand, an increase of $129 thousand, or 48%, when compared to $267 thousand for the three months ended March 31, 2021. The increase in our overall revenue was due to sales growth of new products as well as our initiatives in branded consumer products.

Gross loss for the first quarter of 2022 was $22 thousand, compared to a gross loss of $42 thousand for the three months ended March 31, 2021.

Cost of revenues increased by $109 thousand, or 35%, to $418 thousand for the three months ended March 31, 2022, as compared to $309 thousand for the three months ended March 31, 2021. The increase in cost of revenues is primarily aligned with the new product line growth in the current year.

Operating expenses, including research and development and selling, general and administrative expenses, increased by $312 thousand to $790 thousand for the three months ended March 31, 2022, as compared to $478 thousand for the three months ended March 31, 2021. The increase in Selling, general and administrative expenses is primarily attributable to costs for professional fees and other administrative expenses in the current period associated with public company governance requirements.

Cash and cash equivalents as of March 31, 2022 was $10.50 million as compared to $13.4 million as of December 31, 2021, primarily due to the Company’s principle payments of notes payable in the amount of approximately $2 million.

First Quarter 2022 Operational Highlights

Launched MEDAGEL ClearComfort Hydrogel Patch. MEDAGEL patches use NEXGEL's advanced hydrogel technology to prevent and treat foot blisters by comfortably insulating the skin from friction caused by rubbing and chafing in shoes. They are available in a variety of shapes, including a customizable sheet that allows consumers to cut and create a perfect fit for their specific shoe needs. The product is available for sale on Amazon.com.

Launched MEDAGEL Bug Bite Relief Patch. Made in the USA, the MEDAGEL Bug Bite Relief Patches are skin-friendly and infused with skin-calming Arnica flower and pain-reducing Lidocaine to help reduce discomfort. The product is available for sale on Amazon.com.

Conference Call Details

Management will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss its quarterly operational and financial results for the first quarter 2022.

Event:	NEXGEL First Quarter 2022 Results Conference Call
Date:	May 12, 2022
Time:	4:30 P.M. ET
Live Call:	1-877-270-2148 (U.S. Toll Free) or + 1-412-902-6510 (International)
Webcast:	https://services.choruscall.com/mediaframe/webcast.html?webcastid=jP97vpF5

For interested individuals unable to join the conference call, a replay will be available through August 12, 2022, at + 1-877-344-7529 (U.S. Toll Free) or 1-412-317-0088 (International). Participants must use the following code to access the replay of the call: 9940170. An archived version of the webcast will also be available on NEXGEL's Investor Relations site: https://ir.nexgel.com/.

About NEXGEL, INC.

NEXGEL is a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL has formulated more than 200 different combinations to bring natural ingredients to gentle skin patches that can be worn for long periods of time with little to no irritation.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons including the impact of the COVID-19 pandemic. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2021, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto

KCSA Strategic Communications

212.896.1254 / 212.896.1254

valter@kcsa.com / nstaab@kcsa.com

Media Contacts:

Caitlin Kasunich / Raquel Cona
KCSA Strategic Communications
212.896.1241 / 516.779.2630
ckasunich@kcsa.com / rcona@kcsa.com

NEXGEL, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2022 AND DECEMBER 31, 2021

(Unaudited)

(in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
ASSETS:
Current Assets:
Cash	$10,520	$13,350
Accounts receivable, net	132	209
Inventory	280	291
Prepaid expenses and other current assets	167	77
Total current assets	11,099	13,927
Goodwill	311	311
Intangibles, net	30	33
Property and equipment, net	698	723
Operating lease - right of use asset	1,879	1,926
Other assets	63	63
Total assets	$14,080	$16,983

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$183	$254
Accrued expenses and other current liabilities	57	62
Deferred Revenue	—	—
Convertible notes payable	894	2,037
Note payable, current portion	14	10
Warrant liability	449	318
Operating lease liability, current portion	207	207
Total current liabilities	1,804	2,888
Long-Term Liabilities:
Operating lease liability, net of current portion	1,707	1,744
Notes payable, net of current portion	265	266
Total long-term liabilities	1,972	2,010
Total liabilities	3,776	4,898

Commitments and Contingencies (Note 15)

Preferred Stock, par value $0.001 per share, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, par value $0.001 per share, 750,000,000 shares authorized; 5,572,234 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	6	6
Additional paid-in capital	18,946	18,891
Accumulated deficit	(8,648)	(6,812)
Total stockholders' equity	10,304	12,085
Total liabilities and stockholders' equity	$14,080	$16,983

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

(Unaudited)

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2022	2021
Revenues, net	$396	$267

Cost of revenues	418	309

Gross loss	(22)	(42)

Operating expenses
Research and development	24	7
Selling, general and administrative	766	471
Total operating expenses	790	478

Loss from operations	(812)	(520)

Other income (expense)
Interest income (expense), net	(744)	(148)
Loss on debt extinguishment	(150)	(25)
Debt discount costs	—	(17)
Changes in fair value of warrant liability	(130)	6
Total other income (expense)	(1,024)	(184)
Loss before income taxes	(1,836)	(704)
Income tax expense	—	—
Net loss	$(1,836)	$(704)
Net loss per common share - basic	$(0.33)	$(0.25)
Net loss per common share - diluted	$(0.33)	$(0.25)
Weighted average shares used in computing net loss per common share - basic	5,572,234	2,873,008
Weighted average shares used in computing net loss per common share – diluted	5,572,234	2,873,008

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

(Unaudited)

(in thousands, except share data)

				Retained
			Additional	Earnings	Total
	Common Stock		Paid-in	(Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit)	Equity (Deficit)
Balance, January 1, 2022	5,572,234	$6	$18,891	$(6,812)	$12,085

Stock-based compensation	—	—	55	—	55

Net loss	—	—	—	(1,836)	(1,836)

Balance, March 31, 2022	5,572,234	$6	$18,946	$(8,648)	$10,304

				Retained
			Additional	Earnings	Total
	Common Stock		Paid-in	(Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit)	Equity (Deficit)
Balance, January 1, 2021	2,838,047	$3	$2,570	$(2,502)	$71

Stock-based compensation	—	—	69	—	69

Restricted stock vesting	—	—	20	—	20

Issuances of common stock, net of issuance costs	101,800	—	285	—	285

Warrants issued for debt issuance	—	—	(17)	—	(17)

Beneficial conversion and warrant features of convertible debt	—	—	1,276	—	1,276

Net loss	—	—	—	(704)	(704)

Balance, March 31, 2021	2,939,847	$3	$4,203	$(3,206)	$1,000

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Operating Activities
Net loss	$(1,836)	$(704)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	28	27
Changes in ROU asset and operating lease liability	10	—
Share-based compensation	55	90
Changes in fair value of warrant liability	130	(6)
Amortization of deferred financing costs	741	108
Loss on extinguishment of debt	150	25
Beneficial conversion feature in excess of face value	—	51

Changes in operating assets and liabilities:
Accounts receivable	77	(23)
Inventory	11	(19)
Prepaid expenses and other assets	(90)	121
Accounts payable	(71)	(14)
Accrued expenses and other liabilities	(2)	(1)
Net Cash Used in Operating Activities	(797)	(345)

Investing Activities
Capital expenditures	—	(267)
Net Cash Used in Investing Activities	—	(267)

Financing Activities
Issuance of common stock, net of issuance costs	—	285
Proceeds from notes payable	—	15
Principle payment of notes payable	(2,033)	(15)
Proceeds from notes payable (PPP)	—	128
Proceeds from convertible notes	—	1,337
Principal payment on convertible notes	—	(100)
Net Cash Provided by Financing Activities	(2,033)	1,650
Net Increase in Cash	(2,830)	1,038
Cash – Beginning of period	13,350	32
Cash – End of period	$10,520	$1,070
Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	—	—
Taxes	—	—

Supplemental Non-cash Investing and Financing activities
Fair value of beneficial conversion and warrant features of Convertible Notes Payable	$—	$1,276
Original issue discounts recognized on Convertible Notes Payable	$—	$343
Warrants issued for debt and equity financing costs	$—	$130